Exhibit 99.1

View Operating Corporation (formerly known as View, Inc.)

Consolidated Financial Statements

December 31, 2020 and 2019

i

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders of View, Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of View Operating Corporation (formerly known as View, Inc.) and its subsidiary (the “Company”) as of December 31, 2020 and 2019, and the related consolidated statements of comprehensive loss, of redeemable convertible preferred stock and stockholders’ deficit and of cash flows for the years then ended, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ PricewaterhouseCoopers LLP

San Jose, California

March 12, 2021

We have served as the Company’s auditor since 2013.

View Operating Corporation

(formerly known as View, Inc.)

Consolidated Balance Sheets

(in thousands, except share and per share data)

	December 31,
	2020	2019
Assets
Current assets
Cash and cash equivalents	$63,232	$138,218
Short-term investments	—	32,866
Accounts receivable, net of allowances of $224 and $200 as of December 31, 2020 and 2019, respectively	12,252	12,147
Inventories	6,483	7,049
Receivable from litigation settlement	—	22,500
Prepaid expenses and other current assets	6,881	9,425

Total current assets	88,848	222,205
Property and equipment, net	282,560	278,595
Restricted cash	10,461	8,456
Deposits with suppliers	1,084	3,074
Other assets	7,862	2,118

Total assets	$390,815	$514,448

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	$14,562	$18,488
Accrued expenses and other current liabilities	36,480	19,999
Accrued compensation	14,665	9,233
Deferred revenue	2,111	1,197
Debt, current	247,248	5,143

Total current liabilities	315,066	54,060
Debt, non-current	15,430	158,233
Redeemable convertible preferred stock warrant liability	12,323	19,478
Other liabilities	36,731	43,817

Total liabilities	379,550	275,588

Commitments and contingencies (Note 7)
Redeemable convertible preferred stock, $0.0001 par value; 9,652,026,330 shares authorized as of December 31, 2020 and 2019; 5,222,852,052 and 5,223,031,714 shares issued and outstanding as of December 31, 2020 and 2019, respectively; aggregate liquidation preference of $1,749,201 and $1,749,261 as of December 31, 2020 and 2019, respectively	1,812,678	1,812,724
Stockholders’ deficit:
Common stock, $0.0001 par value; 11,303,106,892 and 11,303,106,892 shares authorized as of December 31, 2020 and 2019, respectively; 73,482,831 and 71,000,340 shares issued and outstanding as of December 31, 2020 and 2019, respectively	7	7
Additional paid-in capital	89,782	60,349
Accumulated deficit	(1,891,202)	(1,634,220)

Total stockholders’ deficit	(1,801,413)	(1,573,864)

Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$390,815	$514,448

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation

(formerly known as View, Inc.)

Consolidated Statements of Comprehensive Loss

(in thousands, except share and per share data)

	Year Ended December 31,
	2020	2019
Revenue	$32,302	$24,324
Costs and expenses
Cost of revenue	123,110	179,675
Research and development	69,491	77,696
Selling, general and administrative	77,445	72,905
Income from legal settlement	—	(22,500)

Total costs and expenses	270,046	307,776

Loss from operations	(237,744)	(283,452)
Interest and other income (expense), net
Interest income	499	5,591
Interest expense	(26,820)	(10,594)
Other expense, net	(32)	(108)
Gain on fair value change	7,155	1,750
Loss on extinguishment of debt	—	(3,040)

Interest and other income (expense), net	(19,198)	(6,401)

Loss before provision of income taxes	(256,942)	(289,853)
Provision for income taxes	(40)	(51)

Net and comprehensive loss	$(256,982)	$(289,904)

Net loss per share, basic and diluted	$(3.56)	$(4.29)

Weighted-average shares used in calculation of net loss per share, basic and diluted	72,176,256	67,571,844

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation

(formerly known as View, Inc.)

Consolidated Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit

(in thousands)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Total Stockholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balances as of December 31, 2018	4,541,214	$1,512,915	59,128	$6	$30,531	$(1,344,316)	$(1,313,779)
Issuance of Series H redeemable convertible preferred stock, net of issuance costs of $191	681,818	299,809	—	—	—	—	—
Issuance of common stock upon exercise of common stock warrants	—	—	6,675	1	66	—	67
Issuance of common stock upon exercise of stock options	—	—	5,197	—	676	—	676
Stock-based compensation	—	—	—	—	29,076	—	29,076
Net loss	—	—	—	—	—	(289,904)	(289,904)

Balances as of December 31, 2019	5,223,032	1,812,724	71,000	7	60,349	(1,634,220)	(1,573,864)
Cancellation of Series A, Series B, and Series E redeemable convertible preferred stock	(180)	(46)	—	—	46	—	46
Issuance of common stock upon exercise of stock options	—	—	2,483	—	455	—	455
Stock-based compensation	—	—	—	—	28,932	—	28,932
Net loss	—	—	—	—	—	(256,982)	(256,982)

Balances as of December 31, 2020	5,222,852	$1,812,678	73,483	$7	$89,782	$(1,891,202)	$(1,801,413)

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation

(formerly known as View, Inc.)

Consolidated Statements of Cash Flows

(in thousands)

	Year Ended December 31,
	2020	2019
Cash flows from operating activities:
Net loss	$(256,982)	$(289,904)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	26,258	24,379
Gain on fair value change	(7,155)	(1,750)
Accrued interest expense and amortization of debt discount	2,379	3,523
Loss on extinguishment of debt	—	3,040
Stock-based compensation	28,932	29,076
Income from legal settlement	—	(22,500)
Changes in operating assets and liabilities:
Accounts receivable	(105)	(4,811)
Inventories	566	(3,243)
Prepaid expenses and other current assets	24,044	(467)
Other assets	(1,361)	226
Accounts payable	3,005	2,175
Deferred revenue	914	122
Accrued compensation	5,432	(660)
Accrued expenses and other liabilities	8,383	26,779

Net cash used in operating activities	(165,690)	(234,015)

Cash flows from investing activities:
Purchases of property and equipment	(37,638)	(119,793)
Purchase of short-term investments	—	(348,322)
Maturities of short-term investments	32,866	315,456

Net cash used in investing activities	(4,772)	(152,659)

Cash flows from financing activities:
Proceeds from draws related to revolving debt facility, net of issuance costs	250,000	145,981
Repayment of revolving debt facility	(150,000)	—
Repayment of other debt obligations	(1,714)	(44,750)
Payments of obligations under capital leases	(1,515)	(2,613)
Proceeds from issuance of common stock upon exercise of stock options and warrants	455	743
Payment of transaction costs	(745)	—
Proceeds from issuance of redeemable convertible preferred stock, net of issuance costs	—	299,809

Net cash provided by financing activities	96,481	399,170

Net (decrease) increase in cash, cash equivalents and restricted cash	(73,981)	12,496

Cash, cash equivalents and restricted cash, beginning of period	148,674	136,178

Cash, cash equivalents and restricted cash, end of period	$74,693	$148,674

Supplemental disclosure of cash flow information:
Cash paid for interest	$12,703	$4,356
Cash paid for income taxes	$40	$51
Non-cash investing and financing activities:
Change in accounts payable balance and other liabilities related to purchase of property and equipment	$(9,455)	$7,921
Change in property and equipment acquired under capital lease	$—	$781
Deferred transaction costs included in accounts payable and accrued expenses and other current liabilities	3,687	—

The accompanying notes are an integral part of these consolidated financial statements

View Operating Corporation

(formerly known as View, Inc.)

Notes to Consolidated Financial Statements

1.	Organization and Summary of Significant Accounting Policies

Organization

View Operating Corporation (formerly known as View, Inc.) and its wholly-owned subsidiary (collectively “View” or the “Company”) is a technology company that manufactures smart building products to improve people’s health, productivity, and experience, while simultaneously reducing energy consumption. View’s primary product is a proprietary electrochromic or “smart” glass panel that, when combined with View’s proprietary network infrastructure and software, intelligently adjusts in response to the sun by tinting from clear to dark states, and vice versa, thereby reducing heat and glare. The Company is devoting substantially all of its efforts towards the manufacturing, sale and further development of its product platforms, and marketing of both custom and standardized product solutions.

The Company is headquartered in Milpitas, California, and was incorporated in the state of Delaware on April 9, 2007 as eChromics, Inc. In October 2007, the Company changed its name to Soladigm, Inc. and in 2012, the Company changed its name to View, Inc.

On March 8, 2021 (the “Closing Date”), CF Finance Acquisition Corp. II (“CF II”), a Delaware corporation, consummated the previously announced merger pursuant to an Agreement and Plan of Merger, dated November 30, 2020 (the “Merger Agreement”), by and among CF II, PVMS Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of CF II (“Merger Sub”), and the Company. Pursuant to the Merger Agreement, a business combination between CF II and the Company was effected through the merger of Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of CF II (the “Merger” and collectively with the other transactions described in the Merger Agreement, the “Business Combination”). On the Closing Date, CF II changed its name from CF Finance Acquisition Corp. II to View, Inc. and the Company changed its name to View Operating Corporation. As a result of the Business Combination, the Company raised gross proceeds of $815.2 million, including the contribution of $374.1 million of cash held in CF II’s trust account from its initial public offering, net of the redemption of CF II Class A Common Stock held by CF II’s public stockholders of $125.9 million, $260.8 million private investment in public equity (“PIPE”) at $10.00 per share of CF II’s Class A Common Stock, and $180.3 million of additional PIPE at $11.25 per share of CF II’s Class A Common Stock.

Basis of Presentation

The consolidated financial statements and accompanying notes have been prepared in accordance with generally accepted accounting principles in the United States of America (“U.S. GAAP”). The Company’s consolidated financial statements include the accounts of View Operating Corporation (formerly known as View, Inc.) and its wholly-owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation. The Company’s fiscal year ends on December 31.

During March 2020, the World Health Organization declared the rapidly growing coronavirus outbreak (COVID-19) to be a global pandemic. The COVID-19 pandemic has impacted health and economic conditions throughout the U.S., including the construction industry. The extent to which COVID-19 impacts the Company’s operations will depend on future developments, which cannot be predicted with certainty, including the duration of the outbreak, new information that may emerge concerning the severity of COVID-19 and the actions to contain or treat its impact, among others. COVID-19’s disruptions to the construction industry may reduce or delay new construction projects or result in cancellations or delays of existing planned construction. Supply of certain materials used by the Company in the manufacture of its products that are sourced from a limited number of suppliers may also be disrupted. In addition, long-term effects of COVID-19 on employer work-from-home policies and therefore demand for office space cannot be predicted. Any one or a combination of such events could have a material adverse effect on the Company’s financial results.

To address these conditions, the Company established effective protocols to continue business operations as an essential industry, insulate its supply chain from delays and disruptions, and assessed its business operations and financial plans as a result of COVID-19. The Company optimized its financial plan by focusing on sales growth and by reducing and delaying incremental spending on operating and capital expenditures compared with the pre-COVID business plan. In particular, the Company has reduced operating costs through headcount reductions and reduction of operating expenditures for third-    party contractors.

Liquidity

On October 18, 2018, the Company entered into a purchase agreement whereby an investor purchased Series H and Series H-1 redeemable convertible preferred stock, $0.0001 par value per share (“Financing Transaction”) for net cash proceeds of $1,096.4 million. On November 21, 2018, the first closing of the Financing Transaction was completed with $796.6 million in cash paid to the Company for the issuance of 305,967,185 shares of Series H and 1,512,214,633 shares of Series H-1 redeemable convertible preferred stock. In January 2019, the Company received $299.8 million from the second closing of the Financing Transaction and issued 681,818,182 shares of Series H-1 redeemable convertible preferred stock. See Note 10 for further information.

On October 15, 2019, the Company entered into a revolving debt facility, pursuant to which the Company may draw amounts in a maximum aggregate principal amount not to exceed $250.0 million in total, and not to exceed $200.0 million until January 3, 2020, for a total period of 4 years maturing on October 22, 2023. In October 2019, the Company drew a principal amount of $150.0 million under this credit facility. In May 2020, the Company drew the remaining principal amount of $100.0 million under this credit facility. See Note 9 for further information.

On March 8, 2021, the Company completed the Business Combination and raised net proceeds of $771.2 million, net of transaction costs of $44.0 million. In conjunction with the Business Combination, the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million.

Since inception, the Company has not achieved profitable operations or positive cash flows from operations. The Company’s accumulated deficit aggregated to $1,891.2 million through December 31, 2020 and it expects to incur substantial losses in future periods. The Company’s operations have been financed with a combination of capital from investors, loans from financial institutions, and revenue from product sales. The Company’s future operations are also dependent on the success of the Company’s development and commercialization efforts and, ultimately, upon the market acceptance of the Company’s products.

These consolidated financial statements have been prepared on a going concern basis. Management believes that the Company’s current cash and cash equivalents are adequate to meet its needs, including any debt balances due at maturity, for the next twelve months from the issuance of these consolidated financial statements.

Summary of Significant Accounting Policies

Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts and disclosures in the consolidated financial statements and accompanying notes. Significant estimates include warranty accrual, the fair value of common stock and other assumptions used to measure stock-based compensation, the determination of standalone selling price of various performance obligations and estimation of costs to complete the performance obligations under the insulating glass units (“IGU”) contracts for revenue recognition, and valuation of deferred tax assets and uncertain income tax positions. The Company bases its estimates on historical experience, the current economic environment, and on assumptions that it believes are reasonable under the circumstances. The Company adjusts such estimates and assumptions when facts and circumstances dictate. Changes in those estimates resulting from continuing changes in the economic environment will be reflected in the financial statements in future periods. Actual results could differ significantly from these estimates.

Concentration of Credit Risk and Other Risks and Uncertainties

Financial instruments which potentially subject the Company to concentration of credit risk consist primarily of cash and cash equivalents, restricted cash, and accounts receivable. Cash and cash equivalents are held by domestic financial institutions with high credit standings. Such deposits may, at times, exceed federally insured limits. Short-term investments consist of investments in money market funds and U.S. treasury bills that carry high-credit ratings and, accordingly, minimal credit risk exists with respect to these balances. As of December 31, 2020, the Company has not experienced any losses on its deposits of cash and cash equivalents and short-term investments.

For the years ended December 31, 2020 and 2019, one customer accounted for 10.3% and 11.0% of total revenue, respectively. One customer accounted for 23.6% of accounts receivable, net as of December 31, 2020 and two customers accounted for 20.9% and 14.4% of accounts receivable, net as of December 31, 2019. Accounts receivable are stated at the amount the Company expects to collect. The Company generally does not require collateral or other security in support of accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers’ financial condition.

Certain materials used by the Company in the manufacturing of its products are purchased from a limited number of suppliers. Shortages could occur in these materials due to an interruption of supply or increased demand in the industry. One supplier accounted for 42.8%, and 42.6% of total product purchases, for the years ended December 31, 2020 and 2019, respectively.

Cash, Cash Equivalents, and Short-term Investments

The Company considers all highly liquid investments with original maturities from the date of purchase of three months or less to be cash equivalents. Cash equivalents are invested in demand deposits, U.S. Treasury bills and money market mutual funds. The Company considers investments with original maturities greater than three months and remaining maturities less than one year to be short-term investments. The short-term investments consist of U.S. Treasury bills which are classified as available-for-sale.

Demand deposits and U.S Treasury bills are carried at cost, which approximates fair value and money market funds are reported at fair value based upon quoted market prices. Unrealized gains and losses on available-for-sale securities have not been material as of December 31, 2020. Realized gains and losses earned upon the sale or maturity of available-for-sale securities are derived using the specific-identification method, and amortization of premiums and accretion of discounts are reported in other expense, net in the consolidated statements of comprehensive loss.

Other-than-temporary Impairment

The Company evaluates its short-term investments with unrealized losses for other-than-temporary impairment. When assessing short-term investments for other-than-temporary declines in value, the Company considers factors such as, among other things, the extent and length of time the investment’s fair value has been lower than its cost basis, the financial condition and near-term prospects of the investee, the Company’s ability and intent to retain the investment for a period of time sufficient to allow for any anticipated recovery in fair value, and the expected cash flows from the security. If any adjustment to fair value reflects a decline in the value of the investment that the Company considers to be “other than temporary,” the Company reduces the investment to fair value through a charge to the consolidated statements of comprehensive loss. No such adjustments were necessary during the periods presented.

Restricted Cash

The Company is required by its bank to collateralize letters of credit issued to the Company’s lessors, suppliers, customers, utility providers, and for the Company’s purchasing card program. All amounts in restricted cash as of December 31, 2020 and 2019 represent funds held in certificates of deposit and are stated at cost, which approximates fair value. Restricted cash is classified as current or non-current on the consolidated balance sheets based on the remaining term of the restriction.

Fair Value Measurement of Financial Assets and Liabilities

Fair value is defined as an exchange price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. When determining the fair value measurements for assets and liabilities required or permitted to be either recorded or disclosed at fair value, the Company considers the principal or most advantageous market in which it would transact, and it also considers assumptions that market participants would use when pricing the asset or liability.

The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. U.S. GAAP establishes a fair value hierarchy based on the level of independent, objective evidence surrounding the inputs used to measure fair value. A financial instrument’s categorization within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement. The fair value hierarchy is as follows:

Level 1 Observable inputs such as quoted prices in active markets for identical assets or liabilities that the Company has the ability to access at the measurement date.

Level 2 Inputs other than the quoted prices in active markets that are observable either directly or indirectly.

Level 3 Unobservable inputs in which there are little or no market data and which require the Company to develop its own assumptions.

Cash equivalents relating to demand deposits and U.S. Treasury bills, accounts receivable, and accounts payable are carried at cost, which approximates fair value due to the short maturity of these instruments. Short- term and long-term debt is carried at amortized cost, which approximates its fair value. See Note 4, for further information.

Accounts Receivable, net

Accounts receivable consist of current trade receivables due from customers recorded at invoiced amount, net of allowances for doubtful accounts. Judgment is required in assessing the realization of these receivables, including the current creditworthiness of each customer and related aging of the past-due balances. The Company establishes allowance for losses on accounts receivable if it determines that it will not collect all or part of the outstanding balance. The Company regularly reviews accounts receivable for collectability and establishes or adjusts the allowance for doubtful accounts as necessary using the specific identification method based on the available facts. The allowance for doubtful accounts as of both December 31, 2020 and 2019 was $0.2 million.

Inventories

Inventories consist of finished goods and stated at the lower of cost or net realizable value. Costs are measured on a first-in, first out basis using standard cost, which approximates actual cost. Net realizable value is the estimated selling price of the Company’s products in the ordinary course of business less reasonably predictable costs of completion, disposal, and transportation. Inventories are written down to their net realizable value if they have become obsolete, have a cost basis in excess of expected net realizable value, or are in excess of expected demand. Once inventory is written down, its new value is maintained until it is sold, scrapped, or written down for further valuation losses. The valuation of inventories requires the Company to make judgments based on currently available information about the likely method of disposition and current and future product demand relative to the remaining product life. Inventory valuation losses are classified as cost of revenue in the consolidated statements of comprehensive loss. During the years ended December 31, 2020 and 2019, the Company recorded $11.2 million and $22.4 million, respectively, to reserve for excess and obsolete inventories and adjust ending inventories to net realizable value to cost of revenue in the consolidated statements of comprehensive loss.

Property and Equipment, net

Property and equipment are stated at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets, generally two to fifteen years. The Company reassesses the useful lives of the assets at each reporting period to determine whether events or circumstances may indicate that a revision to the useful life is warranted. Leasehold improvements are stated at cost and amortized using the straight-line method over the estimated useful life of the assets or the remaining lease term, whichever is shorter. Maintenance and repairs that do not extend the life or improve the asset are expensed as incurred. In 2020, the Company recorded a loss of $1.1 million, of which $0.1 million was included in cost of revenue, $0.7 million was included in research and development and $0.3 million was included in selling, general and administrative expenses in the consolidated statement of comprehensive loss for assets that were no longer in service and had no alternative use. In 2019, the Company recorded a loss of $3.9 million in research and development expenses in the consolidated statement of comprehensive loss for an asset that was no longer in service and had no alternative use.

Software Development Costs

Software development costs include costs to develop software to be used to meet internal needs and applications used to deliver the Company’s products. Costs incurred during the application development stage for internal-use software are capitalized if it is probable that the project will be completed and the software will be used to perform the function intended. Capitalized software development costs are amortized using the straight-line amortization method over the estimated useful life of the applicable software. Such software development costs required to be capitalized have not been material through December 31, 2020.

Impairment of Long-Lived Assets

The Company evaluates long-lived assets for impairment whenever events indicate that a potential impairment may have occurred. If such events arise, the Company will compare the carrying amount of the asset group comprising the long-lived assets to the estimated future undiscounted cash flows expected to be generated by the asset group. If the estimated aggregate undiscounted cash flows are less than the carrying amount of the asset group, an impairment charge is recorded as the amount by which the carrying amount of the asset group exceeds the fair value of the assets, as based on the expected discounted future cash flows attributable to those assets. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less costs to sell. There were no impairments of long-lived assets during the years ended December 31, 2020 and 2019.

Leases

Leases are evaluated and recorded as capital leases if one of the following is true at inception: (a) the present value of minimum lease payments meets or exceeds 90% of the fair value of the asset, (b) the lease term is greater than or equal to 75% of the economic life of the asset, (c) the lease arrangement contains a bargain purchase option, or (d) title to the property transfers to the Company at the end of the lease. The Company records an asset and liability for capital leases at present value of the minimum lease payments based on the incremental borrowing rate. Assets are depreciated over the useful life in accordance with the Company’s depreciation policy while rental payments and interest on the liability are accounted for using the effective interest method.

Leases that are not classified as capital leases are accounted for as operating leases. Operating lease agreements that have tenant improvement allowances are evaluated for lease incentives. For leases that contain rent abatements or escalating rent payments, the Company recognizes rent expense on a straight-line basis over the lease term, with any lease incentives amortized as a reduction of rent expense over the lease term.

Redeemable Convertible Preferred Stock

The Company records all shares of redeemable convertible preferred stock at their respective fair values less issuance costs on the dates of issuance. The redeemable convertible preferred stock is recorded outside of stockholders’ deficit because, in the event of certain liquidation events considered not solely within the Company’s control, such as a change in control event and sale of all or substantially all of the Company’s assets, the redeemable convertible preferred stock will become redeemable at the option of the holders. If it becomes probable that the shares will become redeemable, the Company will re-measure the carrying value of the shares to the redemption value to the redemption date. As of December 31, 2020 and 2019, no remeasurements were required, as Management determined that the shares were not probable of becoming redeemable.

Redeemable Convertible Preferred Stock Warrants

Warrants to purchase shares of the Company’s redeemable convertible preferred stock are classified as liabilities on the consolidated balance sheets as the underlying preferred stock is contingently redeemable and may require the Company to transfer assets upon exercise. The warrants were recorded at fair value upon issuance and are subject to remeasurement to fair value at each balance sheet date. Changes in fair value of the redeemable convertible preferred stock warrant liability are recorded in the consolidated statements of comprehensive loss as part of Interest and other income (expense). The Company will continue to adjust the liability for changes in fair value until the earlier of the exercise or expiration of the warrants, conversion of redeemable convertible preferred stock into common stock, or until the redeemable convertible preferred stock is otherwise no longer redeemable. At that time, the redeemable convertible preferred stock warrant liability will be reclassified to redeemable convertible preferred stock or additional paid-in capital, as applicable.

Common Stock Warrants

Warrants to purchase shares of the Company’s common stock are equity classified and recognized within additional paid-in capital upon issuance with no subsequent remeasurement. The issuance date fair value of warrants issued through December 31, 2020 have not been material.

Revenue Recognition

The Company generates revenue from (i) the manufacturing and sale of insulating glass units (“IGU”) that are coated on the inside with a proprietary technology and are designed and built to customer specifications that include sizes for specific windows, skylights, and doors in specified or designated areas of a building and (ii) selling the Controls, Software and Services (“CSS”), which includes electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors that when combined with the IGUs enable the IGUs to tint. Also included in CSS is a commissioning service, in which the installed IGUs and CSS components are tested and tinting configurations are set by the Company.

The IGUs and CSS are typically sold separately to glaziers and low-voltage electricians (“LVE”), respectively. The assembly and installation of the IGUs and the electrical components included in the CSS is performed by the third-party, glaziers and LVEs, respectively, and is not included in the Company’s offerings. The Company does not have a role in arranging for the assembly nor the installation. The entire project is commissioned by the Company after the IGUs and CSS electrical components are installed. The commissioning service is provided by the Company to configure and test the operation of the windows at the building site and ensure proper functionality.

The Company’s revenue is highly dependent on securing design wins with end-users of the Company’s products and services, which typically are the owners, tenants or developers of buildings. The design win is typically secured through a non-binding memorandum of understanding. Once a design-win is secured, the Company enters into separate legally binding agreements with its customers (glaziers, LVEs, owners, tenants, developers of buildings, general contractors (“GC”) or a combination thereof) to deliver IGUs and CSS. The legally binding agreements with each customer constitute the revenue contract with its customers.

The Company’s accounting policy for its contracts with its customers is as follows:

The Company accounts for revenue in accordance with Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers (ASC 606) for all periods presented. Under ASC 606, revenue is recognized as or when a customer obtains control of promised goods or services, in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that are within the scope of ASC 606, the Company performed the following five steps:

Step 1: Identify the contract(s) with a customer;

Step 2: Identify the performance obligations in the contract;

Step 3: Determine the transaction price;

Step 4: Allocate the transaction price to the performance obligations in the contract; and

Step 5: Recognize revenue as or when the entity satisfies a performance obligation.

Insulating glass units (IGUs)

IGUs are designed and fabricated to building-site specifications and typically sold to glaziers, who are subcontracted by the building general contractor. Each contract to provide IGUs includes multiple distinct IGUs. Each unit is separately identifiable, does not modify or customize one another and each unit is not highly interdependent or interrelated. The Company determines the transaction price based on the consideration expected to be received, which is the contractual selling price. There is no variable consideration. The building-site specific IGUs have no alternative use to the Company once production has commenced as at that time they cannot practically be redirected to another customer. The Company has contractually enforceable rights to proportionate payment of the transaction price for performance completed to date. As such, the Company recognizes revenue over time as the IGU is fabricated, using cost-to-cost as the basis to measure the Company’s progress toward satisfying the performance obligation. Recognizing revenue as costs are incurred provides an objective measure of progress and thereby best depicts the extent of transfer of control to the customer. Management judgment is required to estimate both the total cost to produce and the progress towards completion. Production cost is recognized as incurred. Changes in estimated costs to fabricate the IGU and the related effect on revenue are recognized using a cumulative catch-up adjustment which recognizes in the current period the cumulative effect of the changes on current and prior periods based on a contract’s progress towards fulfilment of the performance obligation. The cumulative catch-up adjustments have not been material for the years ended December 31, 2020 and 2019.

The average term of the contract is less than 12 months and is dependent on the size of the project and the associated construction schedule. Payment terms are generally net 30 upon invoicing, which coincides with shipment of completed IGUs.

Controls, Software and Services (CSS)

Contracts with customers for CSS contain multiple promised goods and services including electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors, and commissioning services. The customer in these arrangements is typically the LVE, GC, building owner or in some limited cases the glazier. The Company assesses whether each promised good or service is distinct for the purpose of identifying the performance obligations in the contract. This assessment requires management to make judgments about the individual promised good or service and whether such good or service is separable from the other aspects of the contractual relationship. Performance obligations in a contract are identified based on the promised goods or services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the goods or service either on its own or together with other resources that are readily available from third parties or from the Company, and are distinct in the context of the contract, whereby the transfer of the goods or services is separately identifiable from other promises in the contract. If these criteria are not met, the promised goods and services are accounted for as a combined performance obligation.

The Company’s contracts to deliver CSS contain multiple performance obligations for each promise in the CSS arrangement. Each of the identified promises, including electrical connections schema, sky sensors, window controllers and control panels with embedded software, cables and connectors, and commissioning services are capable of being distinct and each promise is separately identifiable in the context of the contract. The transaction price is allocated to each performance obligation on a relative standalone selling price basis. The Company determines standalone selling prices based on the price at which the performance obligation is sold separately. If the standalone selling price is not observable through past transactions, the Company applies judgment to estimate the standalone selling price taking into account available information, such as internally approved pricing guidelines with respect to geographies, customer type, internal costs, and gross margin objectives, for the related performance obligations. The Company determines the transaction price based on the consideration expected to be received, which is the contractual selling price. There is no variable consideration. Payment terms are generally net 30 upon invoicing, which typically occurs upon delivery of electrical connections schema or shipment of electrical components and completion of the commissioning service.

The Company recognizes revenue allocated to each performance obligation at the time the related performance obligation is satisfied by transferring control of the promised good or service to a customer, which generally occurs upon shipment or delivery of the control panel and electrical components. The commissioning services and the delivery of the electrical connections schema require acceptance from the customer. The Company recognizes revenue from each of these two performance obligations when customer acceptance is obtained, as that is the point in time when control has been deemed to have transferred.

Shipping and Handling Costs

The Company considers shipping and handling activities as costs to fulfill the sales of products. Freight charged to customers is included in revenue when control of the product is transferred to the customer, and the related shipping and handling costs are included in cost of revenue.

Taxes

Taxes imposed by governmental authorities on the Company’s revenue producing activities with customers, such as sales taxes and value added taxes, are excluded from revenue.

Contract Costs

The Company incurs incremental costs of obtaining contracts, primarily sales commissions and related fringe benefits. Incremental costs to obtain contracts are evaluated for recoverability using the expected consideration of both IGU and CSS contracts as the incremental costs are associated with both contracts. The Company currently incurs significant losses on its offerings and as such incremental costs to obtain contracts are not recoverable and have been expensed as incurred.

The Company does not incur significant costs to fulfill contracts prior to transferring control of the products or services.

Product Warranties

The Company provides a standard assurance type warranty that its IGUs will be free from defects in materials and workmanship for 10 years from the date of delivery to customers. IGUs with sloped or laminated glass have a warranty of 5 years. Control systems associated with the sale of IGUs have a 5-year warranty. In resolving warranty claims, the Company has the option of either repairing or replacing the covered product. Based on historical experience, the Company accrues for estimated returns of defective products at the time revenue is recognized. The Company monitors warranty obligations and may make revisions to its warranty reserve if actual costs of product repair and replacement are significantly higher or lower than estimated. Accruals for anticipated future warranty costs are recorded to cost of revenue in the consolidated statements of comprehensive loss and included in other current liabilities and other liabilities on the consolidated balance sheet. Warranty accruals are based on estimates that are updated on an ongoing basis taking into consideration inputs such as changes in the volume of claims compared with the Company’s historical experience, and the changes in the cost of servicing warranty claims. The Company accounts for the effect of such changes in estimates prospectively.

In 2019, the Company identified a quality issue with certain material purchased from one of its suppliers utilized in the manufacturing of certain IGUs. The Company stopped using the affected materials upon identification in 2019. The Company had a low warranty claim rate to-date related to this matter. The Company has replaced and expects to continue to replace affected IGUs for the remainder of the period covered by the warranty. The Company analyzed the risk of failure of the affected IGUs by analyzing failure rate as a function of time required for the IGU to fail since it was installed, and the geographical region where the IGU was ultimately installed. Based on this analysis, the Company estimated the number of IGUs expected to fail in the remaining warranty period and applied an estimated cost to calculate the cost to replace the IGUs. The estimated cost includes the Company’s expectations regarding future reductions in production costs, which comprise of materials, labor, and factory overhead. Based on its analysis, the Company recognized $24.5 million of expense for the estimated future cost to replace defective IGUs, which was classified in cost of revenue in its consolidated statement of comprehensive loss for the year ended December 31, 2019. The Company recognized a corresponding warranty liability of $1.6 million in accrued expenses and other current liabilities and $22.9 million in other liabilities on its consolidated balance sheet as of December 31, 2019. As of December 31, 2020, the warranty liability related to this matter included in accrued expenses and other current liabilities and other liabilities was $3.8 million and $18.3 million, respectively, on the consolidated balance sheet. It is reasonably possible that the amount of costs to be incurred to replace the defective IGUs could be materially different from the estimate. Considering the limited failure rate data available to-date and the uncertainty inherent in the failure analysis, including the projected costs to replace defective IGUs in future years, the actual timing of the failures, and the number of defective IGUs, the Company is unable to estimate the amount of any potential additional losses.

The Company recorded a net credit of $1.0 million for the reduction in product warranties liability and an expense of $24.1 million for product warranties to cost of revenue in the consolidated statements of comprehensive loss for the years ended December 31, 2020 and 2019, respectively.

Research and Development Expenses

Research and development costs are expensed as incurred. Research and development expenses include salaries and related personnel expenses, including stock-based compensation, materials and supplies used in pilot operations, payments to consultants, outside manufacturers, patent related legal costs, facility costs, depreciation, and travel expenses.

Stock-Based Compensation

The Company measures stock-based awards, including stock options, granted to employees and nonemployees based on the estimated fair value as of the grant date. Nonemployee stock-based awards have not been material through December 31, 2020. The Company has only granted stock option awards with service-based vesting conditions. Accordingly, the fair value of stock options are estimated using the Black-Scholes option pricing model, which requires the input of highly subjective assumptions, including the fair value of the underlying common stock, the expected term of the stock option, the expected volatility of the price of the Company’s common stock, risk-free interest rates, and the expected dividend yield of the Company’s common stock. Changes in the assumptions can materially affect the fair value and ultimately how much stock-based compensation expense is recognized. These inputs are subjective and generally require significant analysis and judgment to develop.

The Company recognizes the fair value of each stock award on a straight-line basis over the requisite service period of the awards. Stock-based compensation expense is based on the value of the portion of stock-based awards that is ultimately expected to vest. As such, the Company’s stock-based compensation is reduced for the estimated forfeitures at the date of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.

Employee Benefit Plan

The Company maintains a 401(k) retirement plan which is intended to be a tax-qualified defined contribution plan under Section 401(k) of the Internal Revenue Code. Employees are eligible to participate in the 401(k) plan on the first day of the month following the month in which they commence employment. Participants in the 401(k) plan are allowed to defer a portion of their compensation, not to exceed the Internal Revenue Service (the IRS) annual allowance contribution. In February 2019, the Company started making discretionary matching contributions to the 401(k) plan on behalf of employees who are eligible to participate in the 401(k) plan. The matching contribution is determined as 50% of employee’s salary deferral or 3% of employee’s 401(k) eligible earnings, whichever is less. The Company’s matching contribution in the year ended December 31, 2020 and 2019 was $1.5 million and $1.8 million, respectively.

Advertising Costs

All costs of advertising are expensed as incurred. Advertising and promotion expenses included in selling, general and administrative were $0.8 million and $3.8 million for the years ended December 31, 2020 and 2019, respectively.

Income Taxes

Income tax expense has been provided using the asset and liability method. Deferred tax assets and liabilities are determined based on the estimated future tax consequences attributable to differences between the financial statement carrying amounts and tax bases of existing assets and liabilities. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Deferred tax expense or benefit is the result of changes in the deferred tax asset and liability. The Company provides a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that the deferred tax assets will not be realized. In evaluating the Company’s ability to recover deferred tax assets, the Company considers all available positive and negative evidence, including historical operating results, ongoing tax planning, and forecasts of future taxable income on a jurisdiction-by-jurisdiction basis.

The Company recognizes a tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such positions are measured based on the largest benefit that has a greater than 50% likelihood of being realized. The Company recognizes interest and penalties associated with tax matters as part of the income tax provision and includes accrued interest and penalties with the related income tax liability within account payable and accrued liabilities on its consolidated balance sheets.

Segment Reporting

Operating segments are defined as components of an entity where discrete financial information is evaluated regularly by the chief operating decision maker in deciding how to allocate resources and in assessing performance. The Company operates and manages its business as one reportable and operating segment. The Company’s chief executive officer (“CEO”), who is the chief operating decision maker, reviews financial information on a consolidated basis for purposes of allocating resources and assessing performance. All long-lived assets are maintained in the U.S. See “Concentration of Credit Risk and Other Risks and Uncertainties” for further information on revenue by customer and Note 3, for further information on revenue by geography and categorized by products and services.

Deferred Transaction Costs

Deferred transaction costs consist of underwriting, legal, accounting and other expenses incurred through the balance sheet date that are directly related to the Business Combination and that will be charged to stockholders’ equity upon the completion of the Business Combination. These deferred transaction costs are included in as part of other assets in the consolidated balance as of December 31, 2020. There were no such costs as of December 31, 2019.

Other Comprehensive Loss

For the years ended December 31, 2020 and 2019, there was no difference between net loss and total comprehensive loss.

Net Loss per Share

Basic and diluted net loss per share is presented in conformity with the two-class method required for participating securities such that net income is attributed to common stockholders and participating securities based on their participation rights. All outstanding redeemable convertible preferred stock are considered to be participating securities as such stockholders participate in undistributed earnings with common stockholders. Under the two-class method, the net loss attributable to common stockholders is not allocated to the redeemable convertible preferred stock as the holders of its redeemable convertible preferred stock do not have a contractual obligation to share in the Company’s losses. Basic net loss per share attributable to common stockholders is computed by dividing the net loss attributable to common stockholders by the weighted-average number of shares of common stock outstanding during the period. Diluted net loss per share attributable to common stockholders is computed by giving effect to all potentially dilutive securities outstanding for the period. For purposes of calculating the diluted net loss per share attributable to common stockholders, the redeemable convertible preferred stock, redeemable convertible preferred stock warrants, common stock warrants, and common stock options are considered to be potentially dilutive securities. Because the Company reported a net loss for the years ended December 31, 2020 and 2019, the inclusion of the potentially dilutive securities would be antidilutive, and, accordingly, diluted net loss per share is the same as basic net loss per share for both periods presented.

Accounting Pronouncements

The Company is provided the option to adopt new or revised accounting guidance as an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) either (1) within the same periods as those otherwise applicable to public business entities, or (2) within the same time periods as non-public business entities, including early adoption when permissible. With the exception of standards the Company elected to early adopt, when permissible, the Company has elected to adopt new or revised accounting guidance within the same time period as non-public business entities, as indicated below.

Recent Accounting Pronouncements Adopted

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (Topic 230), Restricted Cash (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash and restricted cash equivalents in the statement of cash flows. Under ASU 2016-18, the statement of cash flows shall explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. Therefore, amounts generally described as restricted cash and cash equivalents should now be included with cash and cash equivalents when reconciling the beginning-of-period and end-of-period amounts shown on the statements of cash flows. The Company adopted this ASU beginning on January 1, 2019 using a retrospective transition method to each period presented. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In June 2018, the FASB issued ASU No. 2018-07, Compensation-Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting, to include share-based payment transactions for acquiring goods and services from non-employees. The amendments specify that the guidance applies to all share-based payment transactions in which a grantor acquires goods or services to be used or consumed in a grantor’s own operations by issuing share-based payment awards. The amendments are effective for fiscal years beginning after December 15, 2019, early adoption is permitted. The Company adopted this guidance on January 1, 2020. The adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework-Changes to the Disclosure Requirements for Fair Value Measurement, to modify the disclosure requirements on fair value measurements based on the concepts in the FASB Concepts Statements, including the consideration of costs and benefits. The amendments in the update are effective for fiscal years beginning after December 15, 2019. The adoption of the new guidance will require the Company to present, on a prospective basis, narrative information regarding the uncertainty of the fair value measurements from the use of unobservable inputs used in recurring fair value measurements categorized in Level 3 of the fair value hierarchy, to disclose the amount of gains and losses recognized in other comprehensive income (loss) for the period for financial instruments categorized within Level 3 of the fair value hierarchy, and quantitative information for the significant unobservable inputs used to develop the Level 3 fair value measurements. The adoption of the new guidance will also allow the Company to discontinue the presentation of information regarding transfers between Level 1 and Level 2 of the fair value hierarchy. As of December 31, 2020 and 2019, the only financial instrument of the Company for which the recurring fair value measurements are categorized in Level 3 of the fair value hierarchy is its redeemable convertible preferred stock warrant liability. The Company adopted this guidance on January 1, 2020 and the adoption of this guidance did not have a material impact on the Company’s consolidated financial statements.

Recent Accounting Pronouncements Not Yet Adopted

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842), and has since issued several updates, amendments, and technical improvements to ASU 2016-02. The guidance requires recognition of lease right-of-use (“ROU”) assets and lease liabilities by lessees for those leases previously classified as operating. The standard also requires additional disclosures about leasing arrangements related to discount rates, lease terms, and the amount, timing, and uncertainty of cash flows arising from leases. Topic 842 is effective for financial statements issued for fiscal years beginning after December 15, 2021. The Company expects to adopt this guidance in fiscal year 2022. The adoption of this guidance will result in recognition of ROU assets and leases liabilities on the consolidated balance sheets. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In June 2016, FASB issued an ASU No. 2016-13, Financial Instruments-Credit Losses (Topic 326), Measurement of Credit Losses on Financial Instruments. The FASB also issued amendments and the initial ASU, and all updates are included herein as the Credit Losses standard or Topic 326. The new standard generally applies to financial assets and requires those assets to be reported at the amount expected to be realized. The ASU is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In March 2020, the FASB issued, ASU No. 2020-04, Reference Rate Reform (Topic 848): Facilitation of the Effects of Reference Rate Reform on Financial Reporting, as modified in January 2021. The ASU is intended to help stakeholders during the global market-wide reference rate transition period. The new guidance provides optional expedients and exceptions for applying generally accepted accounting principles to contract modifications and hedging relationships, subject to meeting certain criteria, that reference LIBOR or another reference rate expected to be discontinued. The guidance also establishes (1) a general contract modification principle that entities can apply in other areas that may be affected by reference rate reform and (2) certain elective hedge accounting expedients. The amendment is effective for all entities starting March 12, 2020 and can be adopted through December 15, 2022. The Company has not yet decided the date of adoption of this standard. LIBOR is used to calculate the interest on borrowings under the Company’s 2019 Revolving Debt Facility which terminates on October 22, 2023. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

In August 2020, the FASB issued No. ASU 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging— Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity (“ASU 2020-06”). This ASU simplifies accounting for convertible instruments by removing major separation models required under current U.S. GAAP. Consequently, more convertible debt instruments will be reported as a single liability instrument and more convertible preferred stock as a single equity instrument with no separate accounting for embedded conversion features. The ASU removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, which will permit more equity contracts to qualify for it. The ASU also simplifies the diluted earnings per share (“EPS”) calculation in certain areas. ASU 2020-06 is effective for fiscal years beginning after December 15, 2023 including interim periods within those fiscal years. Early adoption is permitted but no earlier than fiscal years beginning after December 15, 2020, including interim periods within those fiscal years. The Company has not yet decided the date of adoption of this standard. The Company is currently evaluating whether this guidance will have a significant impact on its consolidated financial statements.

2.	Cash, Cash Equivalents, and Restricted Cash

Cash, cash equivalents, and restricted cash consisted of the following (in thousands):

	December 31,
	2020	2019
Cash	$24,658	$33,007
Cash equivalents:	38,574	105,211

Cash and cash equivalents	63,232	138,218
Restricted cash included in prepaid expenses and other current assets	1,000	2,000
Restricted cash	10,461	8,456

Total cash, cash equivalents, and restricted cash	$74,693	$148,674

3.	Revenue

Disaggregation of Revenue

The Company disaggregates revenue by geographic market and between products and services that depict the nature, amount, and timing of revenue and cash flows.

The following table summarizes the Company’s revenue by geographic area, which is based on the shipping address of the customers (in thousands):

	Year Ended December 31,
	2020	2019
Revenue:
USA	$30,066	$19,763
Canada	1,351	4,474
Other	885	87

Total	$32,302	$24,324

The following table summarizes the Company’s revenue by products and services (in thousands):

	Year Ended December 31,
	2020	2019
Revenue:
Products	$31,103	$23,861
Commissioning services	1,199	463

Total	$32,302	$24,324

Remaining Performance Obligations

Remaining performance obligations represent the amount of contracted future revenue, including both deferred revenue and non-cancelable contracted amounts that will be invoiced in future periods, not yet recognized as revenue as the amount has been allocated to performance obligations not yet completed, or only partially completed, as of the end of the reporting period. The Company applies the practical expedient to not disclose information about remaining performance obligations that are part of a contract that has an original expected duration of one year or less. The transaction price allocated to remaining performance obligations as of December 31, 2020 and 2019 was $7.3 million and $7.1 million, respectively, that the Company expects to recognize as it satisfies the performance obligations over the next 12 to 24 months which are, among other things, dependent on the construction schedule of the site for which the Company’s products and services are delivered.

Contract Assets and Liabilities

Contract assets consist of accounts receivables and unbilled receivables and are recorded when revenue is recognized in advance of scheduled billings to customers. Accounts receivables relate to the Company’s right to consideration for performance obligations completed (or partially completed) for which the Company has an unconditional right to consideration.

Contract assets related to unbilled receivables as of December 31, 2020 and 2019 were $1.2 million and $1.1 million, respectively, and were included in prepaid expenses and other current assets on the consolidated balance sheets.

Contract liabilities relate to amounts invoiced or consideration received from customers for the Company’s CSS contracts in advance of the Company’s satisfaction of the associated performance obligation. Such contact liabilities are recognized as revenue when the performance obligation is satisfied. Contract liabilities are presented as deferred revenue on the consolidated balance sheets.

Revenue recognized during the years ended December 31, 2020 and 2019, which was included in the opening contract liability balance as of January 1, 2020 and 2019, was $0.6 million and $0.7 million, respectively.

4.	Fair Value

The following table presents information about the Company’s financial assets and liabilities measured at fair value on a recurring basis (in thousands):

	December 31, 2020
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Money market funds	$38,574	$—	$—	$38,574
Total cash equivalents	38,574	—	—	38,574
Restricted cash:
Certificates of deposit	$—	$11,461	$—	$11,461
Total assets measured at fair value	$—	$11,461	$—	$11,461
Redeemable convertible preferred stock warrant liability	$—	$—	$12,323	$12,323
Total liabilities measured at fair value	$—	$—	$12,323	$12,323

	December 31, 2019
	Level 1	Level 2	Level 3	Total
Cash equivalents:
Treasury bills	$69,848	$—	$—	$69,848
Money market funds	35,363	—	—	35,363

Total cash equivalents	105,211	—	—	105,211
Restricted cash:
Certificates of deposit	—	10,456	—	10,456
Short-term investments in treasury bills:	32,866	—	—	32,866

Total assets measured at fair value	$138,077	$10,456	$—	$148,533

Redeemable convertible preferred stock warrant liability	$—	$—	$19,478	$19,478

Total liabilities measured at fair value	$—	$—	$19,478	$19,478

There were no transfers between Level 1, Level 2 or Level 3 during the years ended December 31, 2020 and 2019.

Valuation of redeemable convertible preferred stock warrants

As of December 31, 2020, the Company used a combination of Black-Scholes option-pricing enterprise allocation model (OPM) and transaction value scenario by assigning 80% weighting to the transaction value scenario described below and 20% weighting to the OPM. As of December 31, 2019, the Company used the OPM, which incorporates assumptions and estimates, to allocate value to the redeemable convertible preferred stock warrants. The enterprise value was estimated utilizing the discounted cash flow model and then allocated to the various securities including the redeemable convertible preferred stock warrants. In the transaction value scenario, the Company determined the fair value per share of the underlying security by taking into consideration trading price of the proposed merger partner and the implied value of the Company and utilized a Black-Scholes option pricing model that includes the term, corresponding volatility and risk-free rate. As a private company, specific historical and implied volatility information of its stock is not available. Therefore, the Company estimates its expected stock volatility based on the historical volatility of publicly traded peer companies for a term equal to the expected term of the redeemable convertible preferred stock warrant. The risk-free interest rate is determined by reference to the U.S. Treasury yield curve for time periods approximately equal to the expected term of the redeemable convertible preferred stock warrant. The Company estimated a 0% expected dividend yield based on the fact that the Company has never paid or declared dividends and does not intend to do so in the foreseeable future.

The market-based assumptions used in the valuations include the following:

	December 31,
	2020	2019
Expected volatility	70%	70%
Discount rate	11%—55%	20%—55%
Expected term	2.0 years	2.0 years
Expected dividends	0%	0%
Risk-free rate	0.1%	1.6%

The following table provides a reconciliation of the beginning and ending balances for the level 3 redeemable convertible preferred stock warrant liability measured at fair value using significant unobservable inputs (in thousands):

Redeemable convertible preferred stock warrant liability
Balance as of December 31, 2018	$21,228
Change in fair value	(1,750)

Balance as of December 31, 2019	$19,478
Change in fair value	(7,155)

Balance as of December 31, 2020	$12,323

5.	Property and Equipment, net

Property and equipment, net consisted of the following (in thousands):

	Estimated Useful Lives	December 31,
	(in Years)	2020	2019
Testing and chamber equipment	7	$15,853	$15,050
Tenant improvements	2—15	41,756	24,006
Plant and manufacturing equipment	7—12	174,416	163,660
Computer hardware and software	5	20,269	18,158
Furniture and fixtures	7	3,434	1,821
Construction in progress		151,618	156,169

Property and equipment, gross		407,346	378,864
Less: Accumulated depreciation		(124,786)	(100,269)

Property and equipment, net		$282,560	$278,595

The Company recorded depreciation expense of $26.2 million and $24.3 million, including $1.1 million and $3.9 million related to assets which were no longer in service and had no alternative use for the years ended December 31, 2020 and 2019, respectively.

6.	Accrued Compensation, Accrued Expenses and Other Current Liabilities and Other Liabilities

Accrued compensation consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued vacation	$3,990	$3,839
Other	10,675	5,394

Accrued compensation	$14,665	$9,233

Accrued expenses and other current liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Accrued interest	$14,540	$3,088
Other	21,940	16,911

Accrued expenses and other current liabilities	$36,480	$19,999

Other liabilities consisted of the following (in thousands):

	December 31,
	2020	2019
Warranty accrual	$18,694	$23,430
Legal settlement liability (1)	9,658	11,294
Other	8,379	9,093

Other liabilities	$36,731	$43,817

1)

In December 2014, the Company finalized the terms of a litigation settlement with a third-party whereby the Company agreed to pay the other party a total of $32.0 million periodically over the next ten years. The Company recorded the present value of future payments as a liability and records interest expense as it accretes the liability. Under the terms of the settlement, the Company paid $2.0 million for each of the years ended December 31, 2020 and 2019. As of December 31, 2020, the Company has to pay the remaining liability amount of $16.0 million through 2025.

7.	Commitments and Contingencies

Operating Leases

The Company had an operating lease of approximately 6,000 square feet of office space in Milpitas, California which expired on December 31, 2020.

The Company has an operating lease of approximately 77,200 square feet of office space in Milpitas, California. The lease will expire on September 30, 2028. The lease requires a letter of credit in the amount of $1.0 million. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the consolidated balance sheets.

In July 2010, the Company entered into an operating lease with Industrial Developments International for approximately 300,000 square feet of manufacturing space in Olive Branch, Mississippi, which expires in March 2026. The lease requires, in addition to the minimum payments noted below, a letter of credit in the amount of $0.4 million in lieu of a deposit. The letter of credit was issued by the Company’s primary commercial bank and is fully secured by a certificate of deposit. The Company has classified this certificate of deposit as restricted cash on the consolidated balance sheets. In September 2015, the Company amended the lease for an additional 267,300 square feet effective from March 2016. In March 2018, the Company entered into a second amendment for an additional 236,804 square feet, which lease expiring on March 31, 2028.

In January 2019, the Company entered into an industrial facility operating lease with IDIG Crossroads I, LLC for manufacturing space of 510,350 square feet in Olive Branch, Mississippi which expires in February 2029. The lease requires a security deposit in the amount of $1.0 million. The Company has classified this security deposit within other assets on the consolidated balance sheets.

The Company recorded facility rent expense of $7.2 million and $7.5 million for the years ended December 31, 2020 and 2019, respectively.

The future minimum payments at December 31, 2020 under all operating leases are as follows (in thousands):

Year Ending December 31,	Operating Leases
2021	$7,543
2022	7,722
2023	7,905
2024	8,093
2025	8,285
Thereafter	22,969
Total minimum lease payments	$62,517

Indemnifications

From time to time, the Company enters into certain types of contracts that contingently require the Company to indemnify the Company’s officers, directors, and employees for liabilities arising out of their employment relationship. Generally, a maximum obligation under these contracts is not explicitly stated. Because the maximum amounts associated with these agreements are not explicitly stated, the overall maximum amount of the obligation cannot be reasonably estimated. The Company has not been required to make payments under these obligations, and no liabilities have been recorded for these obligations on the Company’s consolidated balance sheets.

Standby Letter of Credit

During the course of business, the Company’s banking vendor issues standby letters of credit on behalf of the Company to certain vendors of the Company. As of December 31, 2020, and 2019, the total value of the letters of credit issued by the banking vendor are $11.5 million and $10.5 million, respectively. No amounts have been drawn under the standby letter of credit.

Litigation Settlements

The Company has alleged claims for legal malpractice in relation to legal representation and related services provided by a law firm to the Company in connection with certain corporate matters. Both the Company and the law firm settled their dispute via a mediation regarding claims alleged by the Company against the law firm and signed a formal written settlement agreement in December 2019. Per the terms of the signed agreement, the law firm agreed to pay an amount of $22.5 million as consideration to settle the dispute. The Company recorded $22.5 million as a receivable as part of current assets on the consolidated balance sheet as of December 31, 2019 and income reflecting the recovery of previously incurred losses from the legal settlement in the consolidated statement of comprehensive loss for the year ended December 31, 2019. The Company received this amount in January 2020.

Contractual Commitments

The Company has a non-cancelable commitment to pay a certain vendor $2.0 million for purchase of certain license subscriptions, of which $1.0 million is due to be paid in April 2021 and the remaining $1.0 million in January 2023.

8.	Capital Leases

The Company leases certain of its manufacturing equipment under capital leases. The Company records an asset and liability for capital leases at present value of the minimum lease payments. For the years ended December 31, 2020 and 2019, the Company recorded depreciation expense of $0.8 million and $0.8 million, respectively, related to assets under capital leases in cost of revenue in the consolidated statements of comprehensive loss.

The future minimum payments at December 31, 2020 under all capital leases are as follows (in thousands):

Year Ending December 31,	Capital Leases
2021	$775
2022	360
2023	298
2024	68
Thereafter	—

Total minimum lease payments	1,501

Less: Amounts representing interest	(89)

Present value of minimum lease payments	1,412
Less: long-term portion	(727)

Current portion	$685

9.	Debt

Debt outstanding consisted of the following (in thousands):

	Interest Rate- December 31,	December 31,
	2020	2020	2019
Term loan, due June 30, 2032	0%	$15,430	$17,145
Revolving debt facility, expires October 22, 2023	LIBOR+9.05%	250,000	150,000
Debt discount	—	(2,752)	(3,769)

Total Debt		262,678	163,376
Current portion of long-term debt		247,248	5,143

Long-term debt		$15,430	$158,233

Principal payments on all debt outstanding as of December 31, 2020 are estimated as follows (in thousands):

Year Ending December 31,	Total
2021 (1)	$250,000
2022	1,470
2023	1,470
2024	1,470
2025 and thereafter	11,020

Total	$265,430

1)

Represents principal payments related to revolving debt facility, as the Company violated the stockholders’ equity covenant which was waived by the finance provider only through March 31, 2021. In conjunction with the Business Combination, the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million prior to the expiration of the limited waiver.

Term Loan

On November 22, 2010, the Company entered into a debt arrangement with a lender, in an amount of $40.0 million (“Term Loan”), for the purpose of financing equipment and tenant improvements at its manufacturing facility in Olive Branch, Mississippi. Pursuant to the original terms, the loan provides for interest-free debt to be repaid in semi-annual payments due on the June 30 and December 31 each year. The first installment became due on December 31, 2012. The loan was originally being paid over 24 semi-annual installments through June 30, 2024.

On October 22, 2020, the Company entered into an amended and restated debt arrangement with the lender. The amended and restated debt arrangement temporarily suspended the payments. Starting June 30, 2022, the Company is required to make semi-annual payments of $0.7 million through June 30, 2032.

The term loan agreement, as amended, contains requirements of the Company to: i) invest at least $133.0 million in land, building, and equipment no later than December 31, 2016; and ii) create 330 new full-time jobs within five years of the start of commercial production, no later than December 31, 2017, with an average annual wage of at least $48 thousand per job. Failure to meet these requirements, in whole or in part, may result in acceleration of debt repayment. At the time of issuance of these consolidated financial statements, the Company has met the requirements and was not in default of any of the terms of the debt arrangement.

The term loan agreement, as amended, also carries a covenant for audited consolidated financial statements to be delivered to the lender within 210 days of December 31 of each of the Company’s fiscal year. The Company was in compliance with this covenant at the time of issuance of these financial statements.

Equipment Loan

On June 13, 2017, the Company entered into an Equipment Loan Agreement with a lender for a committed facility up to $60.0 million (“Equipment Loan”), within which $20.0 million was subject to further approval by the lender. In 2017, the Company drew down proceeds of $40.0 million in the form of promissory note. The loan bore interest at a rate of 12.25% to 12.5% per annum, compounded on a monthly basis and is payable over 48 months with principal payments starting the 13th month from the drawdown date. The last month’s principal and interest amount were paid in advance. The loan contained an end of term balloon payment of $5.6 million and the facility fees are $0.3 million each year until the secured obligations are paid in full. The loan is collateralized by specific fixed assets purchased with the proceeds. For the year ended December 31, 2019, the Company recorded interest expense of $4.8 million. In October 2019, the loan and end of term balloon amount were repaid in full prior to its maturity. Upon the prepayment of the term loan, the Company recorded $3.0 million as a loss on extinguishment of debt in the consolidated statement of comprehensive loss.

Revolving Debt Facility

In October 2019, the Company entered into a secured revolving debt facility pursuant to which the Company may draw amounts in a maximum aggregate principal amount of $200.0 million until January 3, 2020 and $250.0 million after such date, for the purpose of paying payables and other corporate obligations (“Revolving Debt Facility”). In October 2019, the Company drew a principal amount of $150.0 million under the facility with weekly maturity dates ranging from 8 days to 364 days. In May 2020, the Company drew the remaining principal amount of $100.0 million available under the facility, which is repayable in May 2021. The facility expires on October 22, 2023, at which time all drawn amounts must be repaid in full. The interest rate applicable to amounts outstanding under the facility is LIBOR, plus 9.05%. As security for the payment and performance of all obligations under the facility, the Company has granted the finance provider a security interest in substantially all of the Company’s assets.

Through October 23, 2022, repaid principal amounts become immediately available to be redrawn under the facility with maturity dates of one year. The maximum draw amount available under the facility is determined by a borrowing base calculated based on a formula consisting of certain eligible assets of the Company. As of December 31, 2020 and 2019, the Company’s available borrowing capacity was nil and $50.0 million, respectively, pursuant to the terms of the debt facility including borrowing base limitation and compliance with other applicable terms. As of December 31, 2019, the Company classified the outstanding balance of $150.0 million as a long-term liability as it had the intent and ability to continuously refinance successive weekly draws after repayment of principal and interest installments at each maturity date, through October 23, 2022, as described above. As of December 31, 2020, the Company has classified the outstanding balance of $250.0 million as a current liability because the Company was in violation of the stockholders’ equity covenant as of such date and the limited waiver from the finance provider waived such violation only through March 31, 2021. Further, the facility has been repaid in full upon close of the Business Combination.

In October 2019, upon the initial draw of $150.0 million, the Company recognized a liability equal to the proceeds received, net of issuance costs. Costs and expenses associated with the closing of this facility are incremental costs related to debt instruments and treated as debt issuance costs. The debt issuance costs are amortized over the life of the debt instrument using the effective interest rate method. There were no costs incurred for the May 2020 drawdown.

In December 2020, the Company entered into an amendment to replace thirteen weekly draws of approximately $2.9 million each, aggregating to $37.5 million in principal amount, with four notes of approximately $9.4 million each, aggregating to $37.5 million in principal amount. Before the amendment, the Company would have paid a total of $42.0 million, consisting of principal and interest amounts, upon maturity on January 6, 2021 through March 31, 2021. As a result of this amendment, the Company will pay a total amount of $42.2 million, consisting of principal and interest amounts, upon maturity on April 9, 2021 through April 16, 2021.

Covenant Compliance

The facility contains customary representations, warranties, and covenants, including covenants that restrict the ability of the Company to create or incur certain liens, incur or guarantee additional indebtedness, merge or consolidate with other companies, amongst others. The facility also includes conditions to draw and certain events of default, upon the occurrence of which events of default and after any applicable grace period, re-payment of outstanding amounts under the facility may be accelerated and the facility may be terminated. Specifically, the facility contains the following financial covenants that if breached, could constitute an event of default:

i.	borrowing base is less than $100.0 million as reported monthly;

ii.	cash and cash equivalents as of the last day of each financial quarter is less than $50.0 million;

iii.

stockholders’ equity (calculated as the sum of the balance of redeemable convertible preferred stock and Total stockholders’ deficit) as of the last day of the Company’s most recently ended financial quarter is less than $50.0 million; and

iv.	permitted indebtedness is greater than $50.0 million.

In addition, as a condition to draw under the facility, the Company must have a stockholders’ equity as reflected in its quarterly or annual financial statements most recently delivered to the finance provider under the facility of, greater than $75.0 million.

Due primarily to the effects of COVID-19, the audited financial statements were not furnished within 120 days after the end of fiscal year 2019. In addition, the Company’s audited financial statements for the fiscal year ended December 31, 2019 were prepared under the going concern assumption; however, based on the conditions discussed in the Company’s audited financial statements for the year ended December 31, 2019, there was substantial doubt about the Company’s ability to continue as a going concern and as such an explanatory paragraph was included in the Report of Independent Auditors on those consolidated financial statements. As a result of the foregoing, the Company was in violation of these covenant requirements as of the date the 2019 financial statements were issued or available to be issued.

On July 15, 2020, the finance provider issued a limited waiver valid through March 31, 2021. The limited waiver extended the date by which the Company was obligated to deliver its audited consolidated financial statements as of and for the year ended December 31, 2019, from April 30, 2020 to July 30, 2020. The Company delivered the 2019 audited consolidated financial statements on July 29, 2020. The limited waiver also waived the going concern covenant violation for the audited consolidated financial statements for the year ended December 31, 2019. As of September 30, 2020, the Company was in violation of the condition to draw as the Company’s stockholders’ equity balance was below $75.0 million and the Company anticipated the stockholders’ equity balance to fall below $50.0 million by the end of fiscal 2020. On November 27, 2020, the finance provider issued a limited second waiver that waived the above violation of the condition to draw and the anticipated stockholders’ equity covenant violation through March 31, 2021. As of December 31, 2020, the Company was in violation of the condition to draw as well as financial covenant related to stockholders’ equity but these violations have been waived through March 31, 2021 by the limited waiver issued on November 27, 2020.

The facility also requires the Company to furnish within 120 days after the end of each fiscal year the audited consolidated financial statements without a going concern or like qualification or exception and without any qualification or exception as to the scope of such audit. The Company is in compliance of this covenant requirement as of the date the 2020 consolidated financial statements were issued or available to be issued.

10.	Redeemable Convertible Preferred Stock, Repurchases, and Stockholders’ Deficit

Issuance of Redeemable Convertible Preferred Stock for Cash

On October 18, 2018, the Company entered into a purchase agreement whereby an investor agreed to purchase $1,096.4 million in Series H and Series H-1 redeemable convertible preferred stock, $0.0001 par value per share at a per share price of $0.44. The first closing of the Financing Transaction was completed in November 2018, whereby the investor purchased 305,967,185 shares of Series H redeemable convertible preferred stock and 1,512,214,633 shares of Series H-1 redeemable convertible preferred stock for $796.6 million. The second closing of the Financing Transaction was completed in January 2019, whereby the investor purchased 681,818,182 shares of Series H-1 redeemable convertible preferred stock in exchange for $299.8 million.

Redeemable Convertible Preferred Stock.

Redeemable convertible preferred stock consisted of the following (in thousands, except share and per share data):

	Shares Authorized December 31, 2020 and 2019	Liquidation Preference per Share December 31, 2020 and 2019	Shares Outstanding December 31, 2020	Shares Outstanding December 31, 2019	Carrying Value December 31, 2020	Carrying Value December 31, 2019	Liquidation Preference December 31, 2020	Liquidation Preference December 31, 2019
Series
A	999,999	$0.3000	793,165	929,665	$166	$195	$238	$279
B	67,604,204	0.3600	52,346,933	52,372,210	19,210	19,219	18,845	18,854
C	97,839,400	0.4365	26,155,627	26,155,627	11,495	11,495	11,417	11,417
D	114,997,875	0.5020	26,365,354	26,365,254	13,263	13,263	13,235	13,235
E	320,000,000	0.6024	198,141,237	198,159,222	100,225	100,233	119,361	119,371
E-1	5,659,523	0.6626	—	—	—	—	—	—
E-2	4,980,080	0.7530	—	—	—	—	—	—
F	450,000,000	0.9000	209,103,548	209,103,548	175,182	175,182	188,193	188,193
G	2,700,000,000	0.1125	2,059,431,740	2,059,431,740	330,466	330,466	231,686	231,686
G-1	40,000,000	0.9000	—	—	—	—	—	—
H	3,233,440,076	0.4400	456,481,633	456,481,633	197,488	197,488	200,852	200,852
H-1	2,616,505,173	0.4400	2,194,032,815	2,194,032,815	965,183	965,183	965,374	965,374

	9,652,026,330		5,222,852,052	5,223,031,714	$1,812,678	$1,812,724	$1,749,201	$1,749,261

Voting

The holders of redeemable convertible preferred stock, except for Series H-1 which is non-voting, are entitled to the number of votes equal to the number of shares of common stock into which their preferred shares are convertible.

Conversion

Each outstanding share of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock has the right to convert into an equal number of shares of common stock on a one-to-one basis. The conversion rate is subject to adjustments for any stock dividends, combination, or splits with respect to such shares.

Liquidation

In the event of a liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to be paid out of the assets of the Company, prior to and in preference to common stock.

If the assets of the Company are insufficient to make payment in full to all holders of redeemable convertible preferred stock, then the entire remaining assets of the Company legally available for distribution shall be distributed with equal priority and pro rata among the holders of the redeemable convertible preferred stock in proportion to the full amounts they would otherwise be entitled to receive. After payment of the full liquidation preference to the holders of redeemable convertible preferred stock, the remaining assets of the Company are to be distributed pro rata among holders of the common stock in proportion to the number of shares of common stock held by them.

Dividends

The holders of the Series A, B, C, D, E, E-1, E-2, F, G, G-1, H, and H-1 redeemable convertible preferred stock are entitled to receive dividends, when and if declared by the Board of Directors, in the amount of $0.024, $0.0288, $0.0349, $0.0402, $0.0482, $0.0530, $0.0602, $0.072, $0.072, $0.072, $0.0352, and $0.0352 per share, respectively, in each case, subject to adjustment for stock splits, stock dividends, combination of shares, reorganization, recapitalization, reclassification, or other similar event. The dividends are payable in preference and priority to any payment of any dividend on the common stock of the Company and are noncumulative. In addition to the preferred dividends, the holders of redeemable convertible preferred stock also participate with the common stockholders’ in additional dividends in proportion to the number of shares of common stock which would be held by each such holder at the time of declaring such divided on an as converted basis at the then effective conversion rate. No dividends were declared by the Board of Directors for the years ended December 31, 2020 and 2019, respectively.

Common Stock Reserved for Future Issuance

The Company had the following shares of common stock available for future issuance on an as-if converted basis:

	December 31,
	2020	2019
Redeemable convertible preferred stock	5,222,852,052	5,223,031,714
Common stock options outstanding	1,071,604,323	1,151,795,097
Shares reserved for issuance under the 2018 Plan	245,620,133	167,911,850
Common stock warrants	1,726,983	1,726,983
Redeemable convertible preferred stock warrants	144,290,003	145,689,640

	6,686,093,494	6,690,155,284

Stock Warrants

The following table summarizes the redeemable convertible preferred stock and common stock warrants, issued to various service providers, lenders, investors, at various points in time:

Warrant issue date	Types of shares	Number of Warrants outstanding December 31, 2020	Number of Warrants outstanding December 31, 2019	Exercise Price per Warrant	Expiry Date
August 2010—June 2011	Series B redeemable convertible preferred stock	1,999,999	1,999,999	$0.3600	Note 1
August 2011 – January 2012	Series C redeemable convertible preferred stock	2,290,946	3,092,778	0.4365	Note 2
August 2012	Series D redeemable convertible preferred stock	1,952,191	2,549,800	0.5020	Note 3
December 2013	Series E redeemable convertible preferred stock	2,722,443	2,722,443	0.6024	Note 1
April 2015—April 2016	Series F redeemable convertible preferred stock	6,944,446	6,944,446	0.9000	Through December 2022
April 2016—November 2018	Series H redeemable convertible preferred stock	48,834,523	48,834,719	0.4400	Note 4
March 2017	Series H redeemable convertible preferred stock	79,545,455	79,545,455	0.3000	March 2027
March 2014	Common stock	100,000	100,000	0.2200	March 2024
August 2015	Common stock k	555,555	555,555	0.2700	August 2025
December 2018	Common stock	1,071,428	1,071,428	0.2100	December 2028

	Total stock warrants	146,016,986	147,416,623

Note 1 – Expire two years from the effective date of an initial public offering.

Note 2 – In March 2020, 801,832 warrants expired. The remaining 2,290,946 warrants expire two years from the effective date of an initial public offering.

Note 3 – In June 2020, 597,609 warrants expired. The remaining 1,952,191 warrants expire two years from the effective date of an initial public offering.

Note 4 – Of the total warrants outstanding as of December 31, 2020, 32,414,068 warrants expire in April 2026, 11,875,000 warrants expire in November 2028 and the remaining 4,545,455 warrants expire two years from the effective date of an initial public offering.

The warrants to purchase redeemable convertible preferred stock are classified as liabilities. At the end of each reporting period, the Company determines the fair value of all Series of its outstanding redeemable convertible preferred stock warrants recorded as liabilities and records the change in fair value in interest and other income (expense), net in its consolidated statements of comprehensive loss. The Company recorded a gain of $7.2 million and $1.8 million for the years ended December 31, 2020 and 2019, respectively.

Common Stock Warrants

In January 2019, concurrent with the second closing of the Financing Transaction, the Company issued warrants to purchase a total of 6,675,774 shares of common stock with an exercise price of $0.01 per share. These warrants were fully exercised as of December 31, 2019.

11.	Stock-Based Compensation

In July 2007, the Company established the 2007 Stock Plan (the “2007 Plan”) in which 6,666,667 shares of common stock were reserved for the issuance of incentive stock options (“ISOs”) and non-statutory stock options (“NSOs”) to employees, directors, or consultants. In March 2009, the Company replaced the 2007 Stock Plan with the 2009 Equity Incentive Plan (the “2009 Plan”). Upon approval of the 2009 Plan, any shares that, as of the date of stockholder approval, were reserved but not issued pursuant to any awards granted under the Company’s 2007 Plan were rolled into the 2009 Plan. In addition, any shares subject to stock options or similar awards granted under the 2007 Plan that expire or otherwise terminate without having been exercised in full and shares issued pursuant to awards granted under the 2007 Plan that are forfeited or repurchased by the Company shall roll into the 2009 Plan. In October 2018, the Company renamed the 2009 Plan to the Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”). The 2018 Plan provides for the discretionary grant of incentive stock options, non-statutory stock options, stock appreciation rights, restricted stock, and restricted stock unit awards. Upon the approval of the 2018 Plan, the Company had a total of 1,339,006,755 shares of common stock reserved for issuance of ISOs and NSOs to employees, directors, or consultants under the 2018 Plan. As of December 31, 2020, the Company had 245,620,133 shares of common stock reserved for future issuance of equity awards to employees, officers, directors, or consultants under the 2018 Plan. Per the 2018 Plan, the exercise price of options granted to a stockholder who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company shall be no less than 110% of the fair market value per share of the common stock on the date of grant.

Vesting

The options issued under the 2007 Plan and 2009 Plan generally vest 20% upon completion of one year of service and 1/60 per month thereafter. New options issued under the 2018 Plan generally vest 25% upon completion of one year of service and 1/48 per month thereafter. Options under all plans generally expire 10 years from the date of grant. However, in the case of an incentive stock option issued to an optionee who at the time of grant owns stock representing more than 10% of the voting power of all classes of the stock of the Company, the term of the option will be no more than five years. Stock bonus awards and rights to immediately purchase stock may also be granted under the 2018 Plan, with terms, conditions, and restrictions determined by the Board of Directors.

The following table summarizes the activity under the Company’s stock option plan (in thousands, except per share data and contractual term):

	Options Outstanding
	Shares Available for Future Grant	Number of Shares Subject to Stock Options Outstanding	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term (in years)	Aggregate Intrinsic Value
Outstanding as of December 31, 2019	167,912	1,151,795	$0.22	8.46	$194
Options granted	(51,040)	51,040	0.20	—	—
Exercised	—	(2,482)	0.18	—	—
Canceled/forfeited	128,748	(128,748)	0.22	—	—

Outstanding as of December 31, 2020	245,620	1,071,605	$0.22	7.59	$20,564

Options vested and expected to vest as of December 31, 2020		997,812	$0.22	7.55	$19,007

Exercisable as of December 31, 2020		594,531	$0.22	7.18	$10,591

The weighted-average grant date fair value per share of stock options granted was $0.12 for each of the years ended December 31, 2020 and 2019. The total grant date fair value of stock options vested was $27.0 million and $25.5 million during the years ended December 31, 2020 and 2019, respectively.

Valuation

The Company records stock-based compensation expense for stock options based on the estimated fair value of stock options on the date of the grant using the Black-Scholes option-pricing model.

The absence of a public market for the Company’s common stock requires the Company’s board of directors to estimate the fair value of its common stock for purposes of granting options and for determining stock-based compensation expense by considering several objective and subjective factors, including contemporaneous third-party valuations, actual and forecasted operating and financial results, market conditions and performance of comparable publicly traded companies, developments and milestones in the Company, the rights and preferences of redeemable convertible preferred stock and common, and transactions involving the Company’s stock. The fair value of the Company’s common stock was determined in accordance with applicable elements of the American Institute of Certified Public Accountants guide, Valuation of Privately Held Company Equity Securities Issued as Compensation.

The estimated grant date fair values of the employee stock options were calculated using the Black-Scholes option-pricing models based on the following assumptions:

	Year Ended December 31,
	2020	2019
Expected volatility	70%	49%—70%
Expected terms (in years)	5.4–6.7	5.6–6.7
Expected dividends	0%	0%
Risk-free rate	0.4%—1.5%	1.5%—2.5%

Expected volatility: As the Company is not publicly traded, the expected volatility for the Company’s stock options was determined by using an average of historical volatilities of selected industry peers deemed to be comparable to the Company’s business corresponding to the expected term of the awards.

Risk-free interest rate: The risk-free interest rate is based on the U.S. Treasury yield curve in effect at the time of grant for zero-coupon U.S. Treasury notes with maturities corresponding to the expected term of the awards.

Expected dividend yield: The expected dividend rate is zero as the Company currently has no history or expectation of declaring dividends on its common stock.

Expected term: The expected term represents the period these stock awards are expected to remain outstanding and is based on historical experience of similar awards, giving consideration to the contractual terms of the stock-based awards, vesting schedules, and expectations of future employee behavior.

Stock-based Compensation Expense

The Company estimates the number of options that are expected to vest. The Company applies an estimated forfeiture rate based on an analysis of its actual forfeitures and will continue to evaluate the adequacy of the forfeiture rate based on its actual forfeiture experience, an analysis of employee turnover behavior, and other factors. The impact from a forfeiture rate adjustment will be recognized in full in the period of adjustment.

The Company’s stock-based compensation included in its consolidated statements of comprehensive loss was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Cost of revenue	$2,240	$3,084
Research and development	4,438	4,113
Selling, general and administrative	22,254	21,879

Total	$28,932	$29,076

No income tax benefit was recognized for this compensation expense in the consolidated statements of comprehensive loss, as the Company does not anticipate realizing any such benefit in the future.

As of December 31, 2020, total unrecognized compensation cost related to unvested stock options, net of estimated forfeitures, was $41.3 million and is expected to be recognized over a weighted-average service period of 2.0 years. To the extent that the actual forfeiture rate is different than what the Company has anticipated, stock-based compensation related to these awards will be different from expectations.

12.	Income Taxes

Income (loss) before income taxes was as follows (in thousands):

	Year Ended December 31,
	2020	2019
Domestic	$(257,029)	$(289,957)
Foreign	87	104

Total	$(256,942)	$(289,853)

The components of the provision for income taxes were as follows (in thousands):

	Year Ended December 31,
	2020	2019
Current income tax provision:
Federal	$—	$—
State	—	—
Foreign	40	51

Total Current Provision for Income Taxes	40	51
Deferred income tax provision:
Federal	—	—
State	—	—
Foreign	—	—

Total Deferred Provision for Income Taxes	—	—

Total Provision for Income Taxes	$40	$51

A reconciliation of the U.S. federal statutory income tax rate to the Company’s effective tax rate was as follows:

	Year Ended December 31,
	2020	2019
Tax at statutory rate	21.00%	21.00%
State tax, net of federal benefit	(0.02)%	0.05%
Permanent differences	0.51%	1.62%
Stock-based compensation	(0.03)%	(0.35)%
Change in valuation allowance	(21.81)%	(19.09)%
Research credit not benefitted	0.37%	0.38%
Other	(0.04)%	(3.62)%
Total rate	(0.02)%	(0.01)%

The Company’s net deferred tax assets consisted of the following (in thousands):

	December 31,
	2020	2019
Net operating loss carryforwards	$332,443	$272,194
Intangibles	6,684	7,923
Research and development credits	5,119	3,505
Accruals and other reserves	8,827	10,240
Inventory reserve	20,872	19,868
Stock-based compensation	16,551	9,777
Other	—	2,256

Deferred tax assets before valuation allowance	390,496	325,763
Valuation allowance	(378,637)	(312,772)

Deferred tax assets after valuation allowance	11,859	12,991
Deferred tax liability on fixed assets	(11,859)	(12,991)

Net deferred tax assets	$—	$—

As of December 31, 2020, the Company maintained a valuation allowance of $378.6 million for the deferred tax assets that it does not expect to be realized. The valuation allowance on the Company’s net deferred tax assets increased by $65.9 million and $70.9 million during the years ended December 31, 2020 and 2019, respectively. The changes in valuation allowance are primarily due to additional U.S. deferred tax assets and liabilities incurred in the respective year. The Company continues to monitor the realizability of the U.S. deferred tax assets taking into account multiple factors, including the results of operations and magnitude of excess tax deductions for stock-based compensation. The Company intends to continue maintaining a full valuation allowance on the Company’s U.S. deferred tax assets until there is sufficient evidence to support the reversal of all or some portion of these allowances. Release of all, or a portion, of the valuation allowance would result in the recognition of certain deferred tax assets and a decrease to income tax expense for the period the release is recorded.

As of December 31, 2020, the Company had $1,296.1 million and $1,052.6 million of federal and state net operating loss carryforwards net of a Section 382 limitation, respectively, available to offset future taxable income. The federal and state net operating loss carryforwards, if not utilized, will generally begin to expire in 2021 through 2027. Of the total federal net operating loss carryforwards, $811.7 million were generated post December 31, 2017 and have no expiration.

As of December 31, 2020, the Company had research and development tax credits available to offset federal and California tax liabilities in the amount of $6.1 million and $5.2 million, respectively. Federal credits will begin to expire in 2027 and California state tax credits have no expiration.

Federal and state laws can impose substantial restrictions on the utilization of net operating loss and tax credit carry-forwards in the event of an “ownership change,” as defined in Section 382 of the Internal Revenue Code. The Company performed a Section 382 study as of December 31, 2020 and determined there will be a Section 382 limitation placed on the utilization of the Company’s net operating loss and tax credit carry-forwards due to prior ownership changes.

No deferred tax liabilities for foreign withholding taxes have been recorded relating to the earnings of the Company’s foreign subsidiaries since all such earnings are intended to be indefinitely reinvested. The amount of the unrecognized deferred tax liability associated with these earnings has not been material.

On March 27, 2020, the Coronavirus Aid, Relief and Economic Security (“CARES”) Act was signed into law. The CARES Act includes provisions relating to refundable payroll tax credits, net operating loss carryback periods, alternative minimum tax credit refunds, modifications to the net interest deduction limitations and technical corrections to the tax depreciation methods for qualified improvement property. The CARES Act had an immaterial impact on the Company’s income taxes in fiscal year 2020.

Uncertain Tax Positions

The Company establishes reserves for uncertain tax positions based on the largest amount that is more-likely-than-not to be sustained. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. The Company performs a two-step approach to recognizing and measuring uncertain tax positions. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount that is more than 50% likely of being realized upon settlement.

Although the Company believes it has adequately reserved for its uncertain tax positions, no assurance can be given that the final tax outcome of these matters will not be different. The Company adjusts these reserves in light of changing facts and circumstances, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made. The provision for income taxes includes the impact of reserve provisions and changes to reserves that are considered appropriate, as well as the related net interest and penalties.

The following table summarizes the activity related to the Company’s gross unrecognized tax benefits (in thousands):

	Year Ended December 31,
	2020	2019
Balance at beginning of year	$3,979	$1,917
Decreases related to prior year tax positions	—	—
Increases related to prior year tax positions	—	138
Increases related to current year tax positions	1,794	1,924

Balance at end of year	$5,773	$3,979

The balance of gross unrecognized tax benefits as of December 31, 2020 and 2019 was $5.8 million and $3.9 million, respectively, none of which would affect the Company’s income tax expense if recognized. The Company does not expect its unrecognized tax benefits to change significantly over the next 12 months. It is the Company’s policy to recognize interest and penalties related to income tax matters in income tax expense. As of December 31, 2020, the Company had no accrued interest and penalties related to uncertain tax positions.

The Company currently has no federal, state or foreign tax examinations in progress nor has it had any federal, state or foreign examinations since inception. The Company files U.S., state, and foreign income tax returns in jurisdictions with varying statutes of limitations. The 2007 through 2020 tax years generally remain subject to examination by U.S. federal and California state tax authorities due to the Company’s net operating loss and credit carryforwards. For significant foreign jurisdictions, the 2016 through 2020 tax years generally remain subject to examination by their respective tax authorities.

13.	Net Loss per Share

The following table sets forth the computation of basic and diluted net loss per share (in thousands, except share and per share data):

	Year Ended December 31,
	2020	2019
Net loss	$(256,982)	$(289,904)

Total weighted-average shares outstanding, basic and diluted	72,176,256	67,571,844

Net loss per share, basic and diluted	$(3.56)	$(4.29)

The following outstanding shares of common stock equivalents were excluded from the computation of diluted net loss per share for the periods presented because including them would have had an anti-dilutive effect:

	December 31,
	2020	2019
Redeemable convertible preferred stock (on an if-converted basis)	5,222,852,052	5,223,031,714
Stock options to purchase common stock	1,071,604,323	1,151,795,097
Warrants to purchase common stock	1,726,983	1,726,983
Warrants to purchase redeemable convertible preferred stock (on an if-converted basis)	144,290,003	145,689,640

Total	6,440,473,361	6,522,243,434

14.	Subsequent Events

The Company evaluated subsequent events through March 12, 2021, the date these consolidated financial statements were issued, and concluded that no subsequent events have occurred that would require recognition in the Company’s consolidated financial statements or disclosures in the notes to the consolidated financial statements herein, except as follows: on March 8, 2021, CF II consummated the previously announced merger pursuant to the Merger Agreement, by and among CF II, Merger Sub, and the Company. Pursuant to the Merger Agreement, a merger between CF II and the Company was effected through the merger of Merger Sub with and into the Company, with the Company surviving as the surviving company and as a wholly-owned subsidiary of CF II. On the Closing Date, CF II changed its name from CF Finance Acquisition Corp. II to View, Inc. and the Company changed its name to View Operating Corporation. As a result of the Business Combination, the Company raised $815.2 million of gross proceeds including the contribution of $374.1 million of cash held in CF II’s trust account from its initial public offering, net of redemption of CF II Class A Common Stock held by CF II’s public stockholders of $125.9 million, $260.8 million private investment in public equity (“PIPE”) at $10.00 per share of CF II’s Class A Common Stock, and $180.3 million of additional PIPE at $11.25 per share of CF II’s Class A Common Stock.

Upon the consummation of the Business Combination, all holders of common stock, redeemable convertible preferred stock warrants, and stock options received (or have the right to receive) shares of the combined entity Class A Common Stock at a deemed value of $10.00 per share after giving effect to the exchange ratio of 0.02325 based on the following transactions contemplated by the Merger Agreement:

•	the cancellation of each issued and outstanding share of the Company common stock and the conversion into the right to receive a number of shares of the combined entity Class A Common stock;

•

the conversion of all outstanding redeemable convertible preferred stock warrants into warrants exercisable for shares of the combined entity Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price; and

•

the conversion of all outstanding vested and unvested stock options into options exercisable for shares of the combined entity Class A Common Stock with the same terms except for the number of shares exercisable and the exercise price, each of which was adjusted using the Exchange Ratio.

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, CF II will be treated as the “acquired” company for financial reporting purposes. This determination is primarily based on holders of View capital stock comprising a relative majority of the voting power of the combined entity upon consummation of the Business Combination and having the ability to nominate the majority of the governing body of the combined entity, View’s senior management comprising the senior management of the combined entity, and View’s operations comprising the ongoing operations of the combined entity. Accordingly, for accounting purposes, the financial statements of the combined entity upon consummation of the Business Combination will represent a continuation of the financial statements of View with the Business Combination treated as the equivalent of View issuing stock for the net assets of CF II, accompanied by a recapitalization. The net assets of CF II will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the Business Combination will be presented as those of View in future reports of the combined entity.

Additionally, at the Closing Date,

•

the Company granted a nonqualified stock option award to its CEO to purchase 25,000,000 shares of the Company Class A Common Stock in ten separate tranches of 2,500,000 shares of the Company Class A Common Stock, which will vest upon the achievement of certain stock price hurdle specified for each tranche. The vesting of the awards is contingent upon the continued employment of the CEO at each vesting date. The vested shares will be subject to an eighteen-month holding period;

•

the Company granted 17,500,000 equity awards underlying the Company Class A Common Stock, of which 12,500,000 equity awards were granted as restricted stock units (“Officer RSUs”) and 5,000,000 equity awards were granted as stock options (“Officer Options” and collectively with the Officer RSUs, the “Officer Earnout Awards”). The Officer RSUs are subject to both time and market based vesting conditions. The Officer RSUs time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing Date and the remaining 75% to vest on a monthly basis over the following thirty-six months, subject to the market based vesting. 50% of the Officer RSUs granted will only vest if the share price hurdle of $15.00 is achieved and the remaining 50% of the Officer RSUs will vest if the share price hurdle of $20.00 is achieved. Officer Options time vest over a four-year period with 25% to vest on the twelve month anniversary of the Closing Date and the remaining 75% to vest on a monthly basis over the following thirty-six months; and

•	the Company repaid in full the revolving debt facility of $276.8 million, including interest due on the notes of $26.8 million.

Per the terms of the Merger Agreement, CF Finance Holdings II, LLC (the “Sponsor”) will subject 4,970,000 shares (“Earn-out Shares”) to vesting, potential forfeiture and transfer restrictions after the Closing Date based on a five year post-closing earnout, with (a) 50% of Sponsor Earn-Out Shares being released if the stock price of Company Class A Common Stock exceeds $12.50 for 5 out of any 10 trading days, (b) 25% of Sponsor Earn-Out Shares being released if the stock price of Company Class A Common Stock exceeds $15.00 for 5 out of any 10 trading days and (c) 25% of Sponsor Earn-Out Shares being released if the stock price of Company Class A Common Stock exceeds $20.00 for 5 out of any 10 trading days, in each case, subject to early release for a CF II sale, change of control or going private transaction or delisting after the Closing Date (collectively, the “Earn-Out Triggering Events”). Until and unless the Earn-out Shares are forfeited, Sponsor will have full ownership rights to the Earn-out Shares, including the right to vote such shares and to receive dividends and distributions thereon. These Sponsor Earn-Out Shares will be accounted for as liability classified instruments because the Earn-Out Triggering Events that determine the number of Sponsor Earn-Out Shares to be earned back by the Sponsor include events that are not solely indexed to the common stock of combined entity post consummation of the Business Combination. The preliminary estimated fair value of the Sponsor Earn-Out Shares is $39.5 million.